EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.
Ron Santilli
Chief Financial Officer
415-657-5500

Investor Relations
John Mills
Integrated Corporate Relations, Inc.
310-954-1105
john.mills@icrinc.com

Cutera Reports Second Quarter 2013 Results
Board Approves $10 Million Stock Repurchase

BRISBANE, Calif., August 5, 2013 ─ Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, today reported financial results for the second quarter ended June 30, 2013.

Key financial highlights for the second quarter of 2013 were as follows:
•	Revenue was $19.6 million, which remained flat compared to the second quarter in 2012.
•	Gross margin improved to 57%, compared to 53% in the second quarter of 2012, due primarily to a favorable product mix shift and the realization of several cost reduction initiatives.
•	Net loss was $0.6 million, or $0.04 per diluted share. Non-cash items including stock-based compensation, intangible, and depreciable items totaled $1.1 million for the quarter.
•	Cash generated from operations was $1.9 million.
•	Balance sheet remains strong with $89.6 million in cash and investments, an increase of over $8.2 million during the past year.

Kevin Connors, President and CEO of Cutera, stated, "The revenue growth experienced in many segments of our global markets, was offset by the negative impact of the devalued Japanese Yen versus the US Dollar and the softening of our Canadian business.  The Japanese Yen devalued by approximately 24% against the US dollar from 80 at June 30, 2012, to 99 at June 30, 2013.

During the quarter, we made certain sales management and structural changes in our North American sales organization.  We are currently in the midst of a sales force expansion in North America, which includes some sales specialists focused on increasing our market penetration into the core market with our high-performance vascular workstation − Excel-V.  Our success with this product has been exceptional in certain regions and we see even broader opportunities if we provide additional structural focus. With these changes, coupled with other expansion initiatives, we believe we are well-positioned to improve our performance in this region."

Mr. Connors concluded that, "We anticipate a continued improvement in our gross margin levels as our volume improves, demonstrating the leverage in our business model. As such, with our controlled operating expenses, we believe we are continuing to improving profitability"

Our engineering team continues to deliver and has made solid progress towards new product development activities:
•	We recently launched a new truSculpt applicator to treat smaller cosmetic areas. Given our flat applicator design, we believe that this product will allow physicians to treat smaller areas more effectively.
•	Our program to introduce a high-performance laser system that will focus on a large market segment within the aesthetic light-based market is progressing as planned. We recently submitted our 510(k) application to the FDA for this device and look forward to its launch.
•	Our dual wavelength picosecond program for the tattoo removal and pigmented lesion markets has commenced clinical trials for both indications and are now in the process of compiling the information for our 510(k) submission.

Our Board of Directors recently authorized the repurchase of up to $10.0 million of our stock, which is not subject to a 10b5-1 plan. This is in addition to our currently active $10.0 million stock repurchase program that is subject to a 10b5-1 plan, under which purchases would occur at pre-determined parameters.

Conference Call
The conference call to discuss these results is scheduled to begin at 2:00 p.m. PT (5:00 p.m. ET) on August 5, 2013. Participating in the call will be Kevin Connors, President and Chief Executive Officer, and Ron Santilli, Executive Vice President and Chief Financial Officer. The call will be broadcast live over the Internet hosted at the Investor Relations section of Cutera's website at www.cutera.com, and will be archived online within one hour of its completion through 8:59 p.m. PT (11:59 p.m. ET) on August 19, 2013.  In addition, you may call 877-407-3982 to listen to the live broadcast.

About Cutera, Inc.
Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning Cutera's ability to increase revenue, improve cash generation from operations, improve gross and net operating margins, develop and commercialize existing and new products and applications, experience market adoption for its products, realize benefits from additional investment, expand its sales force, plans for stock repurchases and statements regarding long-term prospects and opportunities in the laser and other energy-based equipment aesthetic market are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera's actual results to differ materially from the statements contained herein. Potential risks and uncertainties that could affect Cutera's business and cause its financial results to differ materially from those contained in the forward-looking statements include those related to the Company's efforts to improve sales productivity, revenue growth and profitability improvement through the leverage of its operating expenses; the Company's ability to successfully develop and launch new products and applications and market them to both its installed base and new customers; the length of the sales cycle process; unforeseen events and circumstances relating to the Company's operations; government regulatory actions; and those other factors described in the section entitled, "Risk Factors"  in its most recent Form 10-Q as filed with the Securities and Exchange Commission on August 5, 2013. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events. Cutera's financial performance for the second quarter ended June 30, 2013, as discussed in this release, is preliminary and unaudited, and subject to adjustment.

CUTERA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	March 31,	June 30,
	2013	2013	2012
Assets
Current assets:
Cash and cash equivalents	$11,885	$17,272	$17,788
Marketable investments	77,741	70,821	62,794
Accounts receivable, net	7,542	6,814	6,203
Inventories	10,518	11,091	12,722
Deferred tax asset	39	39	52
Other current assets and prepaid expenses	1,429	1,511	1,443
Total current assets	109,154	107,548	101,002

Property and equipment, net	1,338	1,312	946
Long-term investments	-	-	840
Deferred tax asset, net of current portion	504	518	463
Intangibles, net	2,218	2,392	3,186
Goodwill	1,339	1,339	1,339
Other long-term assets	348	362	539
Total assets	$114,901	$113,471	$108,315

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,430	$2,161	$2,199
Accrued liabilities	7,668	7,087	9,382
Deferred revenue	6,993	6,766	6,285
Total current liabilities	17,091	16,014	17,866

Deferred revenue, net of current portion	2,844	2,538	1,400
Income tax liability	325	320	905
Other long-term liabilities	1,386	1,449	469
Total liabilities	21,646	20,321	20,640

Stockholders' equity:
Common stock	15	14	14
Additional paid-in capital	105,954	105,089	98,044
Accumulated deficit	(12,674)	(12,036)	(10,058)
Accumulated other comprehensive income (loss)	(40)	83	(325)
Total stockholders' equity	93,255	93,150	87,675
Total liabilities and stockholders' equity	$114,901	$113,471	$108,315

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2013	2013	2012
Net revenue	$19,560	$15,967	$19,591
Cost of revenue	8,442	7,417	9,274
Gross profit	11,118	8,550	10,317

Operating expenses:
Sales and marketing	7,170	6,456	7,112
Research and development	2,217	2,121	1,872
General and administrative	2,354	2,289	2,854
Total operating expenses	11,741	10,866	11,838
Loss from operations	(623)	(2,316)	(1,521)
Interest and other income, net	75	135	144
Loss before income taxes	(548)	(2,181)	(1,377)
Provision (benefit) for income taxes	90	(18)	89
Net loss	$(638)	$(2,163)	$(1,466)

Net loss per share:
Basic	$(0.04)	$(0.15)	$(0.10)
Diluted	$(0.04)	$(0.15)	$(0.10)
Weighted-average number of shares used in per share calculations:
Basic	14,723	14,408	14,095
Diluted	14,723	14,408	14,095

CUTERA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2013	2013	2012
Cash flows from operating activities:
Net loss	$(638)	$(2,163)	$(1,466)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	802	820	787
Depreciation and amortization	326	320	425
Other	16	34	(14)
Changes in assets and liabilities:
Accounts receivable	(728)	2,027	(1,697)
Inventories	573	23	712
Other current assets and prepaid expenses	182	60	59
Other long-term assets	14	35	(81)
Accounts payable	269	54	(475)
Accrued liabilities	552	(2,504)	420
Other long-term liabilities	(34)	259	(24)
Deferred revenue	533	584	503
Income tax liability	5	(92)	-
Net cash provided by (used in) operating activities	1,872	(543)	(851)

Cash flows from investing activities:
Acquisition of property and equipment	(178)	(525)	(34)
Proceeds from sales of marketable and long-term investments	4,475	500	7,066
Proceeds from maturities of marketable investments	5,150	11,050	8,700
Purchase of marketable investments	(16,770)	(20,473)	(10,094)
Net cash provided by (used in) investing activities	(7,323)	(9,448)	5,638

Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	64	3,717	214
Net cash provided by financing activities	64	3,717	214

Net increase (decrease) in cash and cash equivalents	(5,387)	(6,274)	5,001
Cash and cash equivalents at beginning of period	17,272	23,546	12,787
Cash and cash equivalents at end of period	$11,885	$17,272	$17,788

CUTERA, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in thousands, except percentage data)
(unaudited)

	Three Months Ended			% Change
	Q2	Q1	Q2	Q2 '13 Vs.	Q2 '13 Vs
	2013	2013	2012	Q1 '13	Q2 '12
Revenue By Geography:
United States	$7,660	$6,488	$7,834	+18%	-2%
International	11,900	9,479	11,757	+26%	+1%
	$19,560	$15,967	$19,591	+23%	-%
International as a percentage of total revenue	61%	59%	60%
Revenue By Product Category:
Products and upgrades	$13,034	$9,197	$12,487	+42%	+4%
Service	4,507	4,444	4,435	+1%	+2%
Titan and truSculpt hand piece refills	1,106	1,190	1,216	-7%	-9%
Dermal fillers and cosmeceuticals	913	1,136	1,453	-20%	-37%
	$19,560	$15,967	$19,591	+23%	-%

	Three Months Ended
	Q2	Q1	Q2
	2013	2013	2012
Pre-tax Stock-Based Compensation Expense:
Cost of revenue	$166	$159	$168
Sales and marketing	198	199	159
Research and development	89	101	147
General and administrative	349	361	313
	$802	$820	$787